Exhibit 99.1

DATE: June 2, 2003

FROM:
Paper Warehouse, Inc.
7630 Excelsior Boulevard
Minneapolis, Minnesota 55426

Media Contact
Norma Marien
(952) 936-1000

FOR IMMEDIATE RELEASE

PAPER WAREHOUSE FILES VOLUNTARY PETITION TO REORGANIZE;
UNDERPERFORMING STORES TO CLOSE IN PLAN TO MOVE FORWARD;
COMPANY RECEIVES FINANCING TO SUPPORT OPERATIONS

     MINNEAPOLIS, June 2, 2003 — Paper Warehouse, Inc. (OTCBB: PWHS), today announced it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The company filed the petition today in U.S. Bankruptcy Court for the District of Minnesota in Minneapolis, Minnesota. Neither of the company’s wholly-owned subsidiaries, Paper Warehouse Franchising, Inc. or PartySmart.com, Inc., was included in the filing, allowing normal sales operations to continue at the 51 franchise stores.

     The company also announced that 24 corporately owned stores will close, effective today, as part of the overall reorganization. The stores, located in 7 states, were underperforming (see attached list.)

Paper Warehouse, Inc.
June 2, 2003

     The reorganization allows for normal operations and customer service to continue without disruption to sales, order processing and shipments at 113 store locations.

     In connection with its Chapter 11 filing, the company also announced that it has secured a $6.5 million debtor-in-possession (DIP) financing from Wells Fargo Retail Finance. The company anticipates that this financing, together with its ongoing revenue stream, will be more than adequate to fund its operations, including payment of employee wages and benefits, during the reorganization process.

     “This voluntary reorganization is being taken to position us for the strongest future of the business, the staff and our vendors.” said Yale T. Dolginow, President and CEO. “We are moving decisively to execute a plan which can insure a future.” The events following September 11, the weak economy and the war with Iraq all contributed to the economic challenges faced by Paper Warehouse. This restructuring allows the company the opportunity to address the financial issues presented by its considerable debt obligations. The company’s debt was incurred primarily during a five-year period of growth since its initial public offering. The restructuring will allow the company to reduce its debt levels, improve its balance sheet and align its business strategy and operational structure with the current economic climate and market conditions.

     “We appreciate the ongoing loyalty and support of our employees. Their dedication and hard work is critical to our success. We remain committed to leading Paper Warehouse toward a strong and profitable future with the help of our employees, our customer base, our franchise network and our vendor community. Paper Warehouse remains a viable business that is deeply committed to our employees and the major markets in which we operate,” Dolginow commented.

     Shares of the company’s stock (PWHS) continue to trade on the Nasdaq Over the Counter Bulletin Board. The company has not set a target date for emergence from Chapter 11, but Dolginow stressed that the company’s strategy is to move quickly.

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     Paper Warehouse specializes in party supplies and paper goods and operates under the names Paper Warehouse, Party Universe, and www.PartySmart.com. PartySmart.com can be

Paper Warehouse, Inc.
June 2, 2003

accessed at http://www.PartySmart.com. Paper Warehouse stores offer an extensive assortment of special occasion, seasonal and everyday party and entertainment supplies, including paper supplies, gift wrap, greeting cards and catering supplies at everyday low prices. As of May 2, 2003, the company had 137 retail locations (86 company-owned stores and 51 franchise stores) conveniently located in major retail trade areas to provide customers with easy access to its stores. The company’s headquarters is in Minneapolis.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The forward- looking statements include, but are not limited to, plans for operating Paper Warehouse in Chapter 11 and the timing, consensual nature and ultimate success of the company’s restructuring plan. Factors that could cause the company’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, actions and positions that may be taken by the company’s creditors and other stakeholders before the bankruptcy court, the timing and substance of decisions by the bankruptcy court, the timing and substance of decisions by the bankruptcy court, and the results of the company’s ongoing negotiations with its creditors. Other risks and uncertainties have been described from time to time in the company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission, including but not limited to the general economic or business conditions affecting the party goods industry, either nationally or regionally, and the inability of the company to effectively control costs.

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Paper Warehouse, Inc.
June 2, 2003

Paper Warehouse, Inc.
Stores to be Closed

MINNESOTA
1011 Crystal
1015 Richfield
1019 Golden Valley
1020 Coon Rapids
1023 St. Paul — Midway
1024 Brooklyn Park — Starlite Shopping Center
COLORADO
1064 Golden — Golden Town Center
1069 Aurora — Buckley Marketplace
1070 Englewood — Yosemite Crossing
1073 Littleton — The Market at South Park
1074 Parker — Market Place Center
1076 Lakewood — Alameda Village Center
1077 Englewood — Englewood Marketplace
1079 Aurora — Buckingham Square
IOWA
1081 SE Des Moines — Southdale Shopping Center
1082 Ankeny — Northside Plaza
1085 Iowa City — Pepperwood Place
KANSAS
1101 Mission — Mission Mart Center
1104 Shawnee — Westbrooke Village
NEBRASKA
1090 Omaha — Tower Plaza
1091 Omaha — LaVista — Brentwood Crossings
OKLAHOMA
1150 OKC — Silver Springs Point
1156 OKC — Windsor Hills
1158 OKC — I-40 & McArthur